N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of April 30th 2015

Fund	Name of Person	Ownership % of Series
COLUMBIA SMALLCAP VALUE FUND I	Edward D Jones & Co for the Benefit of Customers	27.72%
COLUMBIA MULTI-ASSET INCOME FUND	JPMCB NA Cust for Columbia Capital Allocation Moderate Aggressive Portfolio	38.90%
COLUMBIA MULTI-ASSET INCOME FUND	JPMCB NA Cust for Columbia Capital Allocation Moderate Portfolio	27.73%

As of October 1st 2014

Fund	Name of Person	Ownership % of Series